EXHIBIT "A"
                           BRIDGE LOAN PROMISSORY NOTE


$42,000.00                                                    September 21, 2004
                                                               Beverly Hills, CA


     For value received, Universal Detection Technology, Inc. (collectively, the "Company"), promises to pay JRT Holdings (the "Holder"), the principal sum of Forty Thousand Dollars ($40,000.00), plus an additional sum of Two Thousand Dollars ($2,000.00) of previously accrued interest. Current interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to seven and one-half percent (7 1/2%) per annum, and shall be payable on the due date of this Note. This Note is subject to the following terms and conditions.

     1. AMOUNTS OWED. The Holder has advanced Forty-Two Thousand Dollars ($42,000.00) to the Company on or before December 31, 2004. The Company hereby acknowledges receipt of the foregoing advance of funds by the Holder under this Note. The parties acknowledge that the foregoing amounts have been previously advanced (and interest has accrued in connection therewith) through a certain series of bridge notes, and that the parties agree that all previously executed bridge notes shall automatically terminate without further obligation upon the execution of this Agreement. This Agreement, when executed, shall replace any and all prior agreements between the parties.

     2. MATURITY. Principal and any accrued but unpaid interest under this Note shall be due and payable in a single installment on DECEMBER 31, 2004 (the "Due Date").

     3. PAYMENT. All payments shall be made i lawful money of the United States of America in such place as the Holder hereof may fro time to time designate in writing to the Company. Payments shall be credited first to the accrued interest due and payable and the remainder applied to principal. Prepayment of this Note may be made at any time without penalty.

     4. TRANSFER, SUCCESSORS AND ASSIGNS. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Company and the Holder may not assign, pledge or otherwise transfer this Note and/or their rights or obligations thereunder with tout the prior written consent of the other party. Upon written consent of the other party, this Note may be transferred only upon surrender of the original Note for registration of the transfer, duly endorsed, or accompanied by a duly executed written Instrument of transfer in form satisfactory to the Holder. Thereupon, a new note of the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

     5. GOVERNING LAW. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law.

     6. NOTICES. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by a nationally recognized delivery service (such as Federal Express or UPS), or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepared, addressed to the party to be notified at such party's address as set forth below or subsequently modified by written notice.

     7. AMENDMENTS AND WAIVERS. Any term of this Note may be amended only with the written consent of the Company and Holder. Any amendment or waiver affected in accordance with this Section 7 SHALL be binding upon the Company, the Holder and each transferee of the Note if permitted.

                                    COMPANY:
                                    UNIVERSAL DETECTION TECHNOLOGY, INC.



                                    By: /s/ Jacques Tizabi
                                    --------------------------------
                                    Its:
                                         ---------------------------



AGREED TO AND ACCEPTED:
HOLDER:
JRT HOLDINGS


By: ---------------------------------
Its: --------------------------------